Exhibit 99.1

El Pollo Loco, Inc. Announces Results for the Quarter ended March 30, 2005

IRVINE, CA.—(BUSINESS WIRE)—May 13, 2005—El Pollo Loco, Inc. today reported results for its quarter ended March 30, 2005.

El Pollo Loco Inc. reported operating revenues for the 13-week first quarter ended March 30, 2005 of $54.7 million, which is an increase of $0.9 million, or 1.5%, over operating revenues for the 13-week first quarter ended March 31, 2004 of $53.8 million. Operating revenues include both sales at company-owned stores and franchise revenues.

Same store sales for the system increased 1.5% in the first quarter of fiscal 2005; with company-owned restaurant same store sales increasing 0.3% and franchise restaurant same store sales increasing 2.6%.

Operating income for the first quarter of fiscal 2005 was $5.0 million, which decreased $1.3 million, or 21.5% over first quarter 2004 operating income of $6.3 million. Operating income in the first quarter of 2005 decreased from the first quarter of 2004 due primarily to increased advertising costs, increased product costs and increased general and administrative costs; these increases were partially offset by a decrease in labor costs. Advertising expense for the first quarter of 2005 was 3.8% of revenue compared to 2.8% of revenue for the first quarter of 2004. The increase in advertising is a timing issue as the annual expense in fiscal 2004 was approximately 4.0% of revenue and we expect to spend the same percentage in fiscal 2005. The percentage can vary from quarter to quarter due to the timing of promotions. Product costs as a percentage of restaurant revenue increased 0.9% from the 2004 period primarily due to higher chicken costs as new chicken contracts took effect in March of 2004 and 2005. General and administrative costs increased primarily due to increased legal expenses, a noncash impairment charge of approximately $0.2 million, which was recorded by the Company for one under-performing company-operated store that will continue to operate, and increased outside services, which included Sarbanes-Oxley implementation expenses; these increases were partially offset by a gain on sale of land of approximately $0.1 million that was also recorded in the 2005 period. Payroll and benefit expenses as a percentage of restaurant revenue decreased to 26.5% for the 2005 period from 27.8% for the 2004 period. This decrease was primarily due to menu price increases taken in November 2004 and also in part to the installation of chicken marinating tumblers in all company-operated restaurants, which reduces the amount of labor required to marinate the chicken. Net income for the first quarter of fiscal 2005 was $0.9 million, a decrease of $0.7 million, or 43.5%, over first quarter 2004 net income of $1.6 million.

EBITDA for the first quarter of fiscal 2005 was $8.4 million, a decrease of $1.2 million, or 11.7%, over first quarter 2004 EBITDA of $9.6 million. EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDA and its uses and limitations are discussed further under “Non-GAAP Financial Measures,” below.

Stephen E. Carley, president and CEO of El Pollo Loco, Inc. said, “In spite of record rainfall in Southern California in both January and February, we were able to maintain positive same store sales. Furthermore, we have seen positive results in April in response to new products and promotions we recently implemented, including our Chicken Verde Quesadilla™ and a dollar menu that celebrates our 25th anniversary.”

El Pollo Loco’s store count changes for the first quarter of 2005 are as follows:

	Company	Franchised Stores	Total
December 30, 2004	137	185	322
Opened	0	1	1
Closed	(1)	(1)	(2)

March 30, 2005	136	185	321

One franchise store opened in the Los Angeles area in the first quarter and one franchise and one company store closed in the Los Angeles area, both due to lease expirations. New store openings are expected to pick up in the second quarter, with three new company stores expected to open and four new franchised stores expected to open.

El Pollo Loco currently operates 321 restaurants, located principally in California, with additional restaurants in Arizona, Nevada and Texas. Headquartered in Irvine, California, El Pollo Loco, Inc. is a privately held company owned by affiliates of New York-based equity investment firm American Securities Capital Partners, L.P. and Company management. The chain offers a wide variety of contemporary Mexican-influenced entrees (Pollo Bowl® chicken bowls, Pollo Salads, specialty chicken burritos and more) in addition to individual and family meal quantities of its famous citrus-marinated, flame-grilled chicken. The chicken is served with steaming tortillas, freshly prepared salsas and a wide assortment of side dishes. For more information about El Pollo Loco, visit the Company’s website at www.elpolloloco.com

Non–GAAP Financial Measures

Included above are franchise and system-wide comparable sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all company owned-stores and franchise-owned stores, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating EBITDA. Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. The most comparable measure to EBITDA in accordance with GAAP is net income. A reconciliation of EBITDA to net income is shown in the table below:

Dollars in thousands

	13-Week Quarter Ended 3/31/04	13-Week Quarter Ended 3/30/05
Net income	$1,599	$903
Adjustments:
Income taxes	1,134	627
Interest expense, net	3,582	3,426
Depreciation and amortization	3,242	3,482

EBITDA	$9,557	$8,438

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements, which are statements that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “should,” “may,” “could” or words or phrases of similar meaning. The statements reflect management’s current expectations regarding future events. Risk factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, food-borne-illness incidents; increases in the cost of chicken; our dependence upon frequent deliveries of food and other supplies; our vulnerability to changes in consumer preferences and economic conditions; our ability to compete successfully with other quick service and fast casual restaurants; our ability to expand into new markets; our reliance in part on our franchises; and our ability to support our expanding franchise system; the possibility of unforeseen events affecting the industry in general and other risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Statements about El Pollo Loco, Inc.’s past performance are not necessarily indicative of its future results. El Pollo Loco, Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.

EL POLLO LOCO, INC.

(A Wholly Owned Subsidiary of EPL Intermediate, Inc.)

CONDENSED STATEMENTS OF INCOME (UNAUDITED)

13 WEEKS ENDED MARCH 31, 2004 AND MARCH 30, 2005

(In thousands)

	MARCH 31, 2004	MARCH 30, 2005
	(as restated) (1)
OPERATING REVENUE:
Restaurant revenue	$50,454	$51,159
Franchise revenue	3,387	3,511

Total operating revenue	53,841	54,670

OPERATING EXPENSES:
Product cost	15,554	16,213
Payroll and benefits	14,007	13,573
Depreciation and amortization	3,242	3,482
Other operating expenses	14,723	16,446

Total operating expenses	47,526	49,714

OPERATING INCOME	6,315	4,956

INTEREST EXPENSE, net	3,582	3,426

INCOME BEFORE PROVISION FOR INCOME TAXES	2,733	1,530

PROVISION FOR INCOME TAXES	1,134	627

NET INCOME	$1,599	$903

(1)	See discussion of the restatement of the 13 weeks ended March 31, 2004 in the Company’s Form 10-K, for the fiscal year ended December 29, 2004, which was filed with the Securities and Exchange Commission on March 29, 2005

Our operating results for the 13 weeks ended March 31, 2004 and March 30, 2005 are expressed as a percentage of restaurant revenue below:

	13 Weeks ended March 31, 2004	13 Weeks ended March 30, 2005
Income Statement Data:
Restaurant revenue	100.0%	100.0%
Product cost	30.8	31.7
Payroll and benefits	27.8	26.5
Depreciation and amortization	6.4	6.8
Other operating expenses	29.2	32.1
Operating income	12.5	9.7
Interest expense	7.1	6.7
Income before income taxes	5.4	3.0
Net income	3.2	1.8
Supplementary Income Statement Data:
Restaurant other operating expense	18.2	19.3
Franchise expense	1.6	1.5
General and administrative expense	9.4	11.3
Total other operating expenses	29.2	32.1

EL POLLO LOCO, INC.

(A Wholly Owned Subsidiary of EPL Intermediate, Inc.)

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

13 WEEKS ENDED MARCH 31, 2004 AND MARCH 30, 2005

(In thousands)

	MARCH 31, 2004	MARCH 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,599	$903
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and intangible assets	3,242	3,482
Gain on disposal of assets	—	(143)
Asset impairment		165
Amortization of deferred financing costs	293	315
Changes in operating assets and liabilities:
Notes and accounts receivable—net	(315)	(277)
Inventories	202	59
Prepaid expenses and other current assets	(667)	(829)
Income taxes receivable	1,134	627
Other assets	46	(15)
Accounts payable	(443)	1,743
Accrued salaries and vacation	(1,859)	(508)
Accrued insurance	227	69
Accrued interest	2,544	2,555
Accrued advertising	1,286	(8)
Other accrued expenses and current and noncurrent liabilities	(548)	(446)

Net cash provided by operating activities	6,741	7,692

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from asset disposition	—	483
Purchase of property	(2,121)	(3,449)

Net cash used in investing activities	(2,121)	(2,966)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of obligations under capital leases	(286)	(329)
Payments on notes payable	(1,138)	(1,018)
Deferred financing costs	(1,359)	—

Net cash used in financing activities	(2,783)	(1,347)

EL POLLO LOCO, INC.

(A Wholly Owned Subsidiary of EPL Intermediate, Inc.)

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

13 WEEKS ENDED MARCH 31, 2004 AND MARCH 30, 2005

(In thousands)

	MARCH 31, 2004	MARCH 30, 2005
INCREASE IN CASH AND CASH EQUIVALENTS	$1,837	$3,379

CASH AND CASH EQUIVALENTS— Beginning of period	5,353	5,587

CASH AND CASH EQUIVALENTS— End of period	$7,190	$8,966

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION—Cash paid during the period for:
Interest	$180	$382

Income taxes	$—	$—

EL POLLO LOCO, INC.

(A Wholly Owned Subsidiary of EPL Intermediate, Inc.)

CONDENSED BALANCE SHEETS (UNAUDITED)

(In thousands)

	DECEMBER 29, 2004	MARCH 30, 2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,587	$8,966
Notes and accounts receivable—net	2,714	2,991
Inventories	1,136	1,077
Prepaid expenses and other current assets	2,510	3,339
Income taxes receivable	649	22
Deferred income taxes	4,150	4,150

Total current assets	16,746	20,545

PROPERTY OWNED—Net	59,469	59,869

PROPERTY HELD UNDER CAPITAL LEASES—Net	4,634	4,350

GOODWILL—Net	38,989	38,674

DOMESTIC TRADEMARKS—Net	19,800	19,800

OTHER INTANGIBLE ASSETS—Net	23,532	22,878

OTHER ASSETS	784	799

TOTAL ASSETS	$163,954	$166,915

EL POLLO LOCO, INC.

(A Wholly Owned Subsidiary of EPL Intermediate, Inc.)

CONDENSED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	DECEMBER 29, 2004	MARCH 30, 2005
LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES:
Current portion of notes payable to SunTrust Bank	$3,667	$3,667
Current portion of obligations under capital leases	1,296	1,224
Current portion of other notes payable	619	612
Accounts payable	8,048	9,791
Accrued salaries	4,517	3,805
Accrued vacation	1,467	1,671
Accrued insurance	3,293	3,362
Accrued interest	488	3,043
Accrued advertising	264	256
Other accrued expenses and current liabilities	4,248	4,067

Total current liabilities	27,907	31,498

NONCURRENT LIABILITIES:
Senior secured notes	110,000	110,000
Notes payable to SunTrust Bank—less current portion	3,667	2,750
Obligations under capital leases—less current portion	6,430	6,173
Other notes payable—less current portion	1,193	1,099
Deferred income taxes	4,672	4,672
Other noncurrent liabilities	9,576	9,311

Total noncurrent liabilities	135,538	134,005

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock, $.01 par value—20,000 shares authorized; 100 shares issued and outstanding
Additional paid-in-capital	315	315
Retained earnings	194	1,097

Total stockholder’s equity	509	1,412

TOTAL	$163,954	$166,915

Contact:	Joseph Stein

Chief Financial Officer

El Pollo Loco, Inc.

949.399.2000